Paula C. Labian Appointed
Chief Human Resources Officer

Asheville, N.C., February 25, 2019 - The board of directors of HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (“Company”), the holding company of HomeTrust Bank (“Bank” or “HTB”), announced that Paula C. Labian assumed the position of Chief Human Resources Officer (CHRO) of both the Company and the Bank effective January 30, 2019. Ms. Labian will lead the HTB team responsible for employee relations, benefits and compensation, talent management, recruiting and training. She will serve as a member of the Strategic Operating Committee (SOC) and report directly to Dana Stonestreet, Chairman, President and Chief Executive Officer.

Labian brings demonstrated leadership experience building and growing high-performing teams within companies as diverse as Blue Cross Blue Shield of Florida to Whole Foods to CoBiz Financial. In prior roles, she was the executive responsible for providing core HR support to staff across wide geographies, and for developing strategic roadmaps that successfully drive business objectives forward.

“Paula’s record of positive impact at companies that have reached a pivotal moment in their corporate history made her the ideal Human Resources leader for HomeTrust Bank,” says Dana Stonestreet, Chairman, President and Chief Executive Officer. “As we continue our sound and profitable growth to become a high-performing regional community bank, the impact of Human Resources cannot be understated. I look forward to working with Paula as HomeTrust continues to be the bank of choice for top talent.”

Labian is a graduate of the University of North Carolina at Chapel Hill with a Bachelor of Arts in Political Science. She earned a dual Masters of Business Management and HR Development from Webster University in St. Louis, MO. Prior to joining HomeTrust Bank, she served as Senior Vice President, Director of Human Resources at CoBiz Financial, Inc., in Denver, CO, and has lead human resources departments in a diverse array of industries including insurance, tourism, manufacturing, and retail.

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of December 31, 2018, the Company had assets of $3.4 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 43 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the second largest community bank headquartered in North Carolina.

www.htb.com
www.hometrustbancshares.com

Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939